Exhibit 4.5

SPECIAL DIVIDEND REINVESTMENT PLAN — ENROLLMENT FORM

Only residents of Canada and the United States are eligible to participate in the Plan.

Do not complete this form if you wish to receive the Special Dividend (as defined herein) in cash (net of any applicable withholding tax).

I wish to enroll in the Special Dividend Reinvestment Plan (the “Plan”) of Valeant Pharmaceuticals International, Inc. (the “Company”) in order to reinvest the one-time special dividend of US$1.00 per common share of the Company (the “Special Dividend”) in common shares of the Company. I hereby instruct the Company to forward to CIBC Mellon Trust Company, the Agent under the Plan (the “Agent”), 100% of the Special Dividend paid on all common shares of the Company now registered in my name and direct the Agent to invest such Special Dividend (net of any applicable withholding tax) in common shares of the Company in accordance with the provisions of the Plan. Fractional common shares will not be issued under the Plan; instead participants will receive a cash payment in lieu of any fractional common shares in accordance with the provisions of the Plan. By signing this form, I request enrollment in the Plan, acknowledge that I have read the Offering Circular containing and describing the Plan and that my participation in the Plan will be subject to its terms and conditions.

Registered Shareholder Account Number	Name of Registered Shareholder (Print Name)

Daytime Telephone Number

Date	Signature of Registered Shareholder

Notes:
1. This form must be completed and delivered to the Agent, in accordance with the instructions below, by no later than 5:00 p.m. (Toronto time) on December 8, 2010, in order to be effective.

2. If common shares are held jointly, all holders must sign. All signatures should be exactly as they appear on the share certificate(s).

3. If your common shares are held in more than one account, a separate participation form must be completed for each account that you wish to participate.

4. Where a participation form is executed on behalf of a corporation, partnership, association, agency, estate or trust, the Agent requires submission of satisfactory evidence of authority of the person executing the form.

5. The Plan is administered by CIBC Mellon Trust Company. You can contact CIBC Mellon Trust Company at 416-643-5500 in Toronto, or toll free in the rest of North America at 1-800-387-0825.

If you wish to participate in this Plan, please complete this form and return it by mail, using the enclosed envelope to the address below, or send it by facsimile, as follows:

By Mail:	CIBC Mellon Trust Company P.O. Box 7010	By Fax: CIBC Mellon Trust Company 416-643-5020
Adelaide Street Postal Station
Toronto, ON M5C 2W9
Attention: Dividend Reinvestment Dept.

Non-registered holders should contact their intermediaries to discuss enrollment in the Plan and the administrative practices of that institution with regard to participation in the Plan.